Exhibit 5.1

A&L Goodbody Solicitors International Financial Services Centre    North Wall Quay    Dublin 1

Tel: +353 1 649 2000    Fax: +353 1 649 2649    email: info@algoodbody.com    website: www.algoodbody.com    dx: 29 Dublin

our ref | KR 01402997	your ref |	date | 30 November 2012

Eaton Corporation plc

70 Sir John Rogerson’s Quay

Dublin 2

Ireland

Eaton Corporation plc (the Company)

Dear Sirs

We act as Irish Counsel for the Company, a public limited company incorporated under the laws of Ireland, in connection with the proposed registration by the Company of 41,021,053 ordinary shares of the Company, nominal value $0.01 per share (the Ordinary Shares), pursuant to a Registration Statement on Form S-8 (the Registration Statement) to be filed by the Company under the Securities Act of 1933, as amended. The Ordinary Shares are issuable under plans and awards listed below, pursuant to which (i) the Company has agreed to assume obligations under the plans and awards and (ii) in the case of the Stock Plans (as defined below) the Company shall adopt and assume as plan sponsor the Stock Plans by way of a deed of assumption dated 30 November 2012 and pursuant to the Transaction Agreement, as defined below.

Pursuant to the Transaction Agreement, dated May 21, 2012, as amended by Amendment No. 1 to the Transaction Agreement, dated June 22, 2012, and Amendment No. 2 to the Transaction Agreement, dated October 19, 2012 (as amended, the Transaction Agreement), among Eaton Corporation (Eaton), Cooper Industries plc (Cooper), the Company, (formerly known as Eaton Corporation Limited and, prior to that, known as Abeiron Limited), Abeiron II Limited (formerly known as Comdell Limited), Turlock B.V, Eaton Inc. and Turlock Corporation, (a) the Company acquired Cooper pursuant to a scheme of arrangement under the Irish Companies Act of 1963, and (b) Turlock merged with and into Eaton, with Eaton as the surviving corporation in the merger.

The plans and awards under which the Ordinary Shares are issuable and the Obligations are payable are as follows:

•    Amended and Restated 2012 Stock Plan;

•    Second Amended and Restated 2009 Stock Plan;

Dublin    Belfast    London    New York    Palo Alto

R.B. Buckley	B.M. Cotter	S.M. Doggett	M.P.McKenna	E.A. Roberts	A.C. Burke	D.R. Baxter	B.Walsh	R.M. Moore	K. Furlong	D.R. Francis
P.M. Law	J.G. Grennan	B.McDermott	K.A. Feeney	C. Rogers	J. Given	A.McCarthy	A.M.Curran	D. Main	P.T.Fahy	L.A. Murphy
J.H. Hickson	J.Coman	C. Duffy	M.Sherlock	G. O’Toole	D. Widger	J.F. Whelan	A. Roberts	J. Cahir	A.J. Johnston	A. Walsh
M.F. O’Gorman	P.D. White	E.M. Brady	E.P. Conlon	J.N. Kelly	C. Christle	J.B. Somerville	C. Widger	M. Traynor	M. Rasdale	A. Casey
C.E. Gill	V.J. Power	P.V. Maher	E. MacNeill	N. O’Sullivan	S.O’Croinin	M.F. Barr	M. Dale	P.M. Murray	D. Inverarity	B. Hosty
E.M. Fitzgerald	L.A. Kennedy	S. O’Riordan	K.P. Allen	M.J. Ward	J.W. Yarr	M.L. Stack	C. McCourt	N. Ryan	M. Coghlan

Consultants:  J.R. Osborne  S.W Haughey  T.V. O’Connor  Professor J.C.W. Wylie  A.F. Browne  M.A. Greene  A.V. Fanagan  J.A. O’Farrell  I.B.Moore

•    Amended and Restated 2008 Stock Plan;

•    Amended and Restated 2004 Stock Plan;

•    Amended and Restated 2002 Stock Plan;

•    Amended and Restated 1998 Stock Plan;

•    Amended and Restated 1995 Stock Plan;

(the aforementioned plans referred to herein and after collectively as the Stock Plans)

•    Eaton Incentive Compensation Deferral Plan II;

•    Eaton Corporation Deferred Incentive Compensation Plan II;

•    2005 Non-Employee Director Fee Deferral Plan;

•    Eaton Savings Plan;

•    Eaton Personal Investment Plan;

•    Eaton Puerto Rico Retirement Savings Plan; and

•    Cooper Retirement Savings and Stock Ownership Plan

(the aforementioned plans and the Stock Plans herein and after together referred to as the Plans).

In connection with this Opinion, we have reviewed copies of such corporate records of the Company as we have deemed necessary as a basis for the opinion hereinafter expressed. In rendering this opinion, we have examined and have assumed the truth and accuracy of the contents of such documents and certificates of officers of the Company and of public officials as to factual matters and have conducted such searches in public registries in Ireland as we have deemed necessary or appropriate for the purposes of this opinion but have made no independent investigation regarding such factual matters. In our examination we have assumed the truth and accuracy of the information contained in such documents, the genuineness of all signatories and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents.

We have further assumed that none of the resolutions and authorities of the shareholders or directors of the Company upon which we have relied have been varied, amended or revoked in any respect or have expired and that the Ordinary Shares will be issued in accordance with such resolutions and authorities on the terms of the Plans. We have further assumed that at each time Ordinary Shares will be issued, the Company will then have sufficient authorised but unissued share capital to allow for the issue of such Ordinary Shares and that the Ordinary Shares will be issued in accordance with the Plans.

We have assumed the absence of fraud on the part of the Company and its respective officers, employees, agents and advisors.

Having made such further investigation and reviewed such other documents as we have considered requisite or desirable, subject to the foregoing and to the within qualifications and assumptions, and provided that the Registration Statement, as finally amended, has become effective, we are of the opinion that;

a)      the Ordinary Shares have been duly authorised and when issued, in accordance with the Plans will be validly issued, fully paid and not subject to cause for any additional payments (“non-assessable”) (expect for Ordinary Shares issued pursuant to deferred payment arrangements, which shall be fully paid upon the satisfaction of such payment obligations);

b)      in any proceedings taken in Ireland for the enforcement of the Plans, the choice of the following law as set out below as the governing law of the contractual rights and obligations of the parties under the applicable Plans would be upheld by the Irish Courts unless it were considered contrary to public policy, illegal, or made in bad faith;

•  The Stock Plans – Federal Law of the United States of America and Law of the State of Ohio Law

•  Eaton Incentive Compensation Deferral Plan I – Federal Law of the United States of America and Law of the State of Ohio Law

•  Eaton Corporation Deferred Incentive Compensation Plan II - Federal Law of the United States of America and Law of the State of Ohio

•  2005 Non-Employee Director Fee Deferral Plan – Federal Law of the United States of America and Law of the State of Ohio

•  Eaton Savings Plan - Federal Law of the United States of America and Law of the State of Ohio

•  Eaton Personal Investment Plan – Federal Law of the United States of America and Law of the State of Ohio

•  Eaton Puerto Rico Retirement Savings Plan – Law of Puerto Rico to the extent not superseded buy the Federal Law of the United States of America

•  Cooper Retirement Savings and Stock Ownership Plan - Federal Law of the United States of America and Law of the State of Texas Law.

In rendering this opinion we have confined ourselves to matters of Irish law. We express no opinion on any laws other than the laws of Ireland (and the interpretation thereof) in force as of the date hereof.

We hereby consent to the filing of this Opinion with the United States Security and Exchange Commission as an exhibit to the Registration Statement.

Yours faithfully A&L Goodbody